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                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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     (As Permitted By Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
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[X] Soliciting Material Pursuant Rule14a-12
                             Cone Mills Corporation
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a press release issued by Cone Mills Corporation on
August 11, 2003.

           Cone Chairman Responds to Actions by Director Marc Kozberg

Greensboro, NC - August 11, 2003. - Cone Mills Corporation (NYSE:COE). John Bakane, Chairman, President and CEO of Cone Mills Corporation, issued the following statements in response to recent actions by Director Marc Kozberg:
"Cone Director Marc Kozberg and his so-called 'Shareholders' Committee' filed a pointless lawsuit against Cone on August 8, 2003 asking the court to call an Annual Meeting of Shareholders, when a meeting had already been called for September 25, 2003. Cone considers this action to be solely to gain publicity for Mr. Kozberg and his group. Mr. Kozberg is soliciting proxies to elect their own nominees at the meeting.

"It appears to me that Mr. Kozberg enjoys lighting fires so that he can take credit for putting them out.

     |X| Mr. Kozberg filed a lawsuit demanding that an Annual Shareholders Meeting be set long after the meeting date was set and the record date established by Cone Mills in compliance with its bylaws.

     |X| Mr. Kozberg says he tried to buy the Company a few years ago - but the offer was based upon Cone Mills financing a buyout of its own shares! The Company has always been open to any proposals Mr. Kozberg wants to make, but he has never shown us the money. Furthermore, his advisors have consistently refused to execute confidentiality agreements, a prerequisite mandated by the federal securities laws to any discussion of nonpublic information.

     |X| Mr. Kozberg has criticized our failure to recapitalize the Company but vehemently opposed a timely January 2003 recapitalization offer by a distinguished textile investor. His advice has consistently been that the Company should extend its present debt facilities and do nothing else. He now criticizes us for paying the costs of extending our debt facilities.

     |X| Mr. Kozberg has talked about good governance but has missed two thirds of our regularly scheduled quarterly Board meetings this year, including one devoted to board nominees and governance, and one devoted to recapitalization.

     |X| Mr. Kozberg knows how important credibility is in the textile industry but his press grandstanding always generates more work for us in soothing employee, customer, vendor and creditor concerns.

     |X| The last person Mr. Kozberg recommended as a member of the Cone Board, who was accepted by the Board in good faith, resigned from the Board by reason of an indictment for violation of the federal securities laws and, in fact, will begin serving a federal prison term in the near future.

     |X| Mr. Kozberg claims to be a stickler for SEC disclosure. However, special counsel retained by Cone's Audit Committee concluded that Mr. Kozberg has repeatedly failed to file certain reports required to be filed with the SEC with respect to Cone stock beneficially owned by him. These failures to file violate federal securities regulations and Cone's Standards of Business Conduct to which all Cone directors are subject.

"Our Board has worked tirelessly to act in the best interests of Cone and all of its constituents, and it will continue to do so.

"Finally, Mr. Kozberg has stated that `Our committee has been rebuffed at every attempt to assist Cone Mills'. The primary "assistance" he has offered is that we put members of his group and their affiliates on the corporate payroll as advisors. We believe our financial advisor, Jefferies & Company, Inc., to be highly competent, very professional, nationally recognized for their experience, knowledge and ability, and vastly superior to Mr. Kozberg's henchmen."


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Important Additional Information will be Filed with the SEC

     Cone will file with the SEC and mail to its shareholders a proxy statement in connection with Cone's annual meeting. Investors and shareholders are strongly advised to read the proxy statement when it becomes available because it contains important information.

     Investors and shareholders may obtain free copies of the proxy statement, when it becomes available, and other documents filed with the SEC by Cone through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders may obtain free copies of the proxy statement by contacting Investor Relations, Cone Mills Corporation, P. O. Box 26540, Greensboro, North Carolina 27415-6540, telephone (336) 379-6511.

     Cone  Mills   Corporation  may  be  deemed  to  be  a  participant  in  the solicitation of proxies.